Exhibit 23
Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-109682) of Spartech Corporation and subsidiaries, and
(2)	Registration Statement (Form S-8 Nos. 333-60316, 333-60381, 333-30878, 333-113752, and 333-160638) of Spartech Corporation and subsidiaries of our reports dated January 13, 2011, with respect to the consolidated financial statements and schedule of Spartech Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Spartech Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 30, 2010.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 13, 2011